UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2022

JAGUAR HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36714	46-2956775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Pine Street, Suite 400 San Francisco, California	94104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 371-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	JAGX	The Nasdaq Capital Market

Item 1.01	Entry into a Material Definitive Agreement.

On October 11, 2022, Jaguar Health, Inc., a Delaware corporation (the “Company”), entered into an Amended and Restated License and Services Agreement (the “Amended License Agreement”) with SynWorld Technologies Corporation, a corporation duly incorporated under the laws of Canada (“Licensee”), C&E Telecom, LTD, a company organized under the laws of the British Virgin Islands (“Licensee Guarantor”), and Tao Wang (“Parent”), which agreement amended and restated in its entirety the License and Services Agreement, dated as of June 28, 2022, by and among the same parties, as amended by the First Amendment to the License and Services Agreement (the “Amendment”), dated as of August 18, 2022, by and between Licensor and Licensee (the “Original License Agreement”). A copy of the Original License Agreement is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 29, 2022, and a copy of the Amendment is attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 23, 2022.

Pursuant to the Original License Agreement, (i) the Company (A) granted Licensee an exclusive license to commercialize a canine-specific pharmaceutical product utilizing crofelemer as its active drug substance, which product is marketed in the United States under the trademark Canalevia® and Canalevia-CA1 (“Product”), for the treatment, prevention or amelioration of diarrhea in dogs (the “Licensed Indication”) in the People’s Republic of China, excluding Hong Kong (the “Licensee Territory”), and (B) engaged Licensee as a service provider to prepare, submit and obtain regulatory approval of the Product for the Licensed Indication in the Licensee Territory on behalf of the Company (the “Services”) and (ii) Licensee (A) agreed to pay the Company a license fee (the “License Fee”) equal to $5 million, which fee is payable in monthly installments during the initial two-year term of the Original License Agreement, and (B) committed to purchasing up to $5 million worth of unregistered shares of common stock of the Company (“Common Stock”) over the initial two-year term of the Original License Agreement (the “Subscription Shares”). As consideration for the Services to be provided by Licensee under the Original License Agreement, the Company would pay Licensee a service fee (the “Service Fee”) of up to $5 million, payable in monthly installments in the form of unregistered shares of Common Stock over the initial two-year term of the Original License Agreement (the “Service Shares”). The price per Service Share would be equal to the Minimum Price (as defined under Nasdaq Listing Rule 5635(d)) of the Common Stock at the time of such issuance, provided that such price shall in no event be less than (A) $0.25 per share, with respect to such shares that are issued prior to the six-month anniversary of the effective date of the Amendment, and (B) $0.31 per share, with respect to such shares that are issued on or after the six-month anniversary of the effective date of the Amendment (collectively, the “Floor Price”).

The Amended License Agreement, among other things, (i) removes (A) Licensee’s commitment to purchase the Subscription Shares and (B) the Floor Price that the issuance of the Service Shares is subject to, such that the Service Shares will be issued at a price per share equal to the Minimum Price at the time of such issuance, and (ii) provides the Company with the discretion to elect to pay for the Licensee’s Services either in cash or in the Service Shares in terms of each monthly installment.

In addition, the Amended License Agreement (i) provides the Company with a unilateral right to cause the parties to the Amended License Agreement to suspend their respective obligations under the Amended License Agreement without terminating such agreement, and (ii) acknowledges that (A) the License Fee due and payable by Licensee for September 2022, (B) the obligation of Licensee to purchase the Subscription Shares for September 2022, and (C) the Service Fee due and payable by the Company for September 2022 are all waived in full.

Consistent with the terms of the Original License Agreement, under no circumstances will the number of shares of Common Stock issued by the Company under the Amended License Agreement (i) exceed 19.99% of the total shares outstanding of the Company or (ii) result in the total number of shares of Common Stock held by Licensee and its affiliates exceeding 19.99% of total shares outstanding of the Company at any given time, in each case unless stockholder approval is obtained.

The foregoing summary of the Amended License Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Amended License Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K, which exhibit is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibit

Exhibit No.	Description
10.1	Amended and Restated License and Services Agreement, dated October 11, 2022, by and among Jaguar Health, Inc., SynWorld Technologies Corporation, C&E Telecom, LTD and Tao Wang.

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR HEALTH, INC.

By:	/s/ Lisa A. Conte
	Name:	Lisa A. Conte
	Title:	President and Chief Executive Officer

Date: October 14, 2022